Exhibit 99.1

Rogers Corporation Reports 2014 First Quarter Results

  16.4% sales growth contributes to record first quarter sales of $146.6 million
  102.6% increase in EPS from continuing operations to $0.79 per diluted share
  All-time record sales for Printed Circuit Materials of $58.5 million

ROGERS, Conn.--(BUSINESS WIRE)--April 29, 2014--Rogers Corporation (NYSE:ROG) today announced financial results for the first quarter of 2014, reporting net sales of $146.6 million, a record first quarter, and net income from continuing operations of $0.79 per diluted share. Net sales and net income from continuing operations exceeded the Company’s guidance provided on February 24, 2014 of $134 to $138 million in net sales and net income from continuing operations of $0.68 and $0.75 per diluted share. First quarter 2013 net sales were $126.0 million with net income from continuing operations of $0.39 per diluted share, which included net special charges of $0.05 per diluted share.

Business Segment Discussion

Printed Circuit Materials

Printed Circuit Materials reported all-time record net sales of $58.5 million for the first quarter of 2014, an increase of 34.4% from the $43.6 million reported in the first quarter of 2013. This growth was driven primarily by an increase in orders for high frequency materials to support wireless base station and antenna applications in connection with the global 4G/LTE infrastructure build-out, especially in China. All major market segments showed solid increases versus the first quarter of 2013, including automotive radar applications for Advanced Driver Assistance Systems, high reliability materials for use in aerospace and defense systems, and satellite TV applications.

High Performance Foams

In the first quarter of 2014, High Performance Foams reported net sales of $41.2 million, a decrease of 2.9% compared to record first quarter 2013 net sales of $42.4 million. The decrease in net sales is primarily due to previously reported mobile internet device design changes that negatively impacted Rogers sales into that market compared to the year ago first quarter. The business continues to see increased demand in clean energy and consumer applications as sales of cushioning, sealing and impact protection materials in these market segments were up again this quarter.

Power Electronics Solutions

Power Electronics Solutions reported net sales of $40.8 million for the first quarter of 2014, an increase of 19.0% compared to first quarter 2013 net sales of $34.3 million. This increase was led by a strong rebound in demand for curamik® direct bonded copper substrates in renewable energy, automotive and variable frequency motor drive applications across all regions. In addition, RO-LINX® power distribution systems experienced increased orders for locomotive applications in Asia and Europe. China has recently announced an increase in overall rail spend for 2014 which should benefit this segment as these projects unfold.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint ventures’ net sales totaled $11.3 million this quarter, an increase of 5.6% compared to the $10.7 million sold in the first quarter of 2013. The increase is due to generally improved demand across most end markets.

Operational Highlights

Rogers’ statement of financial position ended the first quarter of 2014 with cash and cash equivalents of $216.5 million, an increase of $24.6 million, or 12.8%, from $191.9 million at December 31, 2013. Capital expenditures were approximately $2.2 million for the first quarter of 2014 and are expected to total approximately $25 million for the year.

The Company’s gross margin improved to 36.8% in the first quarter of 2014 from 32.8% in the first quarter of 2013. This improvement was due to increased sales volume, the positive impact of streamlining actions taken over the last two years and improved absorption and mix. Reflecting the Company’s overall goal to improve operating performance, operating margins for the first quarter of 2014 were 14.6% compared to 8.6% in the first quarter of 2013.

The Company’s 2014 first quarter effective tax rate was 28.9%. The Company currently projects its effective tax rate for 2014 will be approximately 28%.

Bruce D. Hoechner, President and CEO commented: “We are very pleased with our record-setting first quarter 2014 sales performance, up 16.4% over the first quarter of 2013. Our growth was led by all-time record quarterly sales in the Printed Circuit Materials division along with strong sales growth in our Power Electronics Solutions business. We delivered on the bottom line as well with just over a 100% increase in EPS over our first quarter 2013 performance and made significant improvement in our operating margins moving to 14.6% from 8.6% in the first quarter of 2013. These results demonstrate that our operational excellence initiatives, market focus and investments in innovation are benefitting the Company. We believe we will see a continuation of robust market conditions into the second quarter of 2014. Therefore, we project second quarter 2014 net sales to be between $143 to $148 million with net income from continuing operations of between $0.68 and $0.77 per diluted share.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 182 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, advanced transportation and other technologies where reliability is critical. Rogers’ delivers Power Electronics Solutions for energy-efficient motor drives, vehicle electrification and alternative energy; High Performance Foams for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Printed Circuit Materials for wireless infrastructure, automotive safety and radar systems. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “intends,” “believes,” “estimates,” “should,” “target,” “may,” “project,” “guidance,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changing business, economic, and political conditions both in the United States and in foreign countries, particularly in light of the uncertain outlook for global economic growth, particularly in several of our key markets; uncertainty regarding resolution of the United States debt ceiling issues; increasing competition; any difficulties in integrating acquired businesses into our operations and the possibility that anticipated benefits of acquisitions and divestitures may not materialize as expected; delays or problems in completing planned operational enhancements to various facilities; our achieving less than anticipated benefits and/or incurring greater than anticipated costs relating to streamlining initiatives or that such initiatives may be delayed or not fully implemented due to operational, legal or other challenges; changes in product mix; the possibility that changes in technology or market requirements will reduce the demand for our products; the possibility of significant declines in our backlog; the possibility of breaches of our information technology infrastructure; the development and marketing of new products and manufacturing processes and the inherent risks associated with such efforts and the ability to identify and enter new markets; the outcome of current and future litigation; our ability to retain key personnel; our ability to adequately protect our proprietary rights; the possibility of adverse effects resulting from the expiration of issued patents; the possibility that we may be required to recognize impairment charges against goodwill and non-amortizable assets in the future; the possibility of increasing levels of excess and obsolete inventory; increases in our employee benefit costs could reduce our profitability; the possibility of work stoppages, union and work council campaigns, labor disputes and adverse effects related to changes in labor laws; the accuracy of our analysis of our potential asbestos-related exposure and insurance coverage; the fact that our stock price has historically been volatile and may not be indicative of future prices; changes in the availability and cost and quality of raw materials, labor, transportation and utilities; changes in environmental and other governmental regulation which could increase expenses and affect operating results; our ability to accurately predict reserve levels; our ability to obtain favorable credit terms with our customers and collect accounts receivable; our ability to service our debt; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in foreign currency exchange rates; and changes in tax rates and exposure which may increase our tax liabilities. Such factors also apply to our joint ventures. We make no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statements, unless required by law. Additional information about certain factors that could cause actual results to differ from such forward-looking statements include, but are not limited to, those items described in our filings with the Securities and Exchange Commission ("SEC"), including those in Item 1A, Risk Factors, of the Company's Form 10-K for the year ended December 31, 2013 and subsequent Securities and Exchange Commission filings.

Additional Information and April 30, 2014 Conference Call

For more information, please contact the Company directly, via email or visit the Rogers website.

Website Address: http://www.rogerscorp.com

A conference call to discuss 2014 first quarter results will be held on Wednesday, April 30, 2014 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation may be accessed under the investor relations sections of the Rogers Corporation website (www.rogerscorp.com/ir).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
Robert C. Daigle, Senior Vice President and CTO
Dennis M. Loughran, Vice President Finance and CFO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Wednesday, May 7, 2014. The passcode for the audio replay is 24506821.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	March 31, 2014	March 31, 2013
Net sales	$146,640	$125,979
Cost of sales	92,721	84,690
Gross margin	53,919	41,289

Selling and administrative expenses	27,599	25,206
Research and development expenses	4,863	5,269
Operating income	21,457	10,814

Equity income in unconsolidated joint ventures	977	529
Other income (expense), net	(1,191)	(589)
Interest income (expense), net	(748)	(905)
Income before income tax expense	20,495	9,849

Income tax expense	5,915	2,873
Income from continuing operations	14,580	6,976
Income from discontinued operations, net of income taxes	-	120
Net income	$14,580	$7,096

Basic net income per share:
Income from continuing operations	$0.81	$0.41
Income from discontinued operations	-	0.01
Net Income	$0.81	$0.42

Diluted net income per share:
Income from continuing operations	$0.79	$0.39
Income from discontinued operations	-	0.01
Net Income	$0.79	$0.40

Shares used in computing:
Basic	17,950,843	17,072,459
Diluted	18,549,458	17,673,399

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$216,458	$191,884
Accounts receivable, net	95,311	85,126
Accounts receivable from joint ventures	1,485	1,897
Accounts receivable, other	2,258	2,638
Taxes receivable	86	1,578
Inventories	64,291	66,889
Prepaid income taxes	4,543	5,519
Deferred income taxes	6,876	7,271
Asbestos related insurance receivables	7,542	7,542
Other current assets	8,718	7,363
Total current assets	407,568	377,707

Property, plant and equipment, net	144,208	146,931
Investments in unconsolidated joint ventures	18,125	18,463
Deferred income taxes	45,550	44,854
Pension Asset	2,983	2,982
Goodwill	108,558	108,671
Other intangible assets	47,674	49,171
Asbestos related insurance receivables	49,508	49,508
Investments, other	507	507
Other long term assets	7,647	7,740
Total assets	$832,328	$806,534

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,369	$17,534
Accrued employee benefits and compensation	23,175	29,724
Accrued income taxes payable	6,830	4,078
Current portion of lease obligation	850	849
Current portion of long term debt	18,750	17,500
Asbestos related liabilities	7,542	7,542
Other current liabilities	15,248	12,813
Total current liabilities	93,764	90,040

Long term debt	55,000	60,000
Long term lease obligation	7,105	7,170
Pension liability	5,435	5,435
Retiree health care and life insurance benefits	9,649	9,649
Asbestos related liabilities	52,205	52,205
Non-current income tax	10,479	10,208
Deferred income taxes	16,468	16,077
Other long term liabilities	329	223

Shareholders’ equity
Capital stock	18,120	17,855
Additional paid in capital	122,257	110,577
Retained earnings	453,125	438,545
Accumulated other comprehensive income (loss)	(11,608)	(11,450)
Total shareholders’ equity	581,894	555,527
Total liabilities and shareholders’ equity	$832,328	$806,534

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
FAX: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Director of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com